Exhibit 10.1

EXECUTION VERSION

PURCHASE AND INVESTMENT AGREEMENT

This Purchase and Investment Agreement (this “Agreement”) is made as of April 21, 2011, among American Apparel, Inc, a Delaware corporation (the “Company”), Michael Serruya and the other persons named on the signature pages hereto (collectively, the “Purchasers” and, each, a “Purchaser”).

WHEREAS, the Company desires to issue and sell to each Purchaser, and each Purchaser desires to purchase from the Company, the aggregate number of shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), set forth opposite such Purchaser’s name on Annex A hereto (such shares, collectively, the “Initial Shares”) at a price of $0.90 per share (the “Per Share Price”), for the aggregate cash purchase price set forth opposite such Purchaser’s name on Annex A hereto (with an aggregate number of Initial Shares for all Purchasers of 15,776,506 shares and an aggregate purchase price for all Purchasers of $14,198,856);

WHEREAS, as a condition to the Purchasers purchasing the Initial Shares, the Purchasers are requiring that the Company (i) grant to the Purchasers the Purchase Right (as defined below) to purchase the number of additional shares of Common Stock set forth opposite such Purchaser’s name on Annex A hereto at the Per Share Price, subject to adjustment as described herein (such shares, the “Purchase Right Shares” and, together with the Initial Shares, the “Shares”) (with an aggregate number of Purchase Right Shares for all Purchasers of 27,443,173 shares), on the terms and conditions set forth in this Agreement, and (ii) grant to the Purchasers the registration rights set forth in this Agreement;

WHEREAS, in addition, as a condition to the Purchasers purchasing the Initial Shares, the Purchasers also are requiring that Dov Charney, the Company’s Chairman and Chief Executive Officer (“Charney”), be provided a right to receive additional shares as anti-dilution protection if the market price of the Common Stock meets certain thresholds, on the terms and conditions described herein; and

WHEREAS, the Shares are being offered and, as applicable, sold and issued to the Purchasers, on the terms and subject to the conditions set forth herein, without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption from the registration requirements under the Securities Act.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements set forth herein, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE OF THE INITIAL SHARES.

1.1 Agreement to Purchase and Sell the Initial Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined below), the Company shall sell to each Purchaser, and each Purchaser shall purchase from the Company, the number of Initial Shares set forth opposite such Purchaser’s name on Annex A hereto for an aggregate amount in cash equal to the dollar amount set forth opposite such Purchaser’s name on Annex A hereto (the “Purchase Price” and, the transaction described in this Section 1.1, the “Sale,” in each case with respect to such Purchaser).

1.2 Closing. Subject to the satisfaction or waiver of the applicable conditions set forth in Section 5 hereof, the closing of each Purchaser’s Sale (the “Closing”) shall occur on April 26, 2011 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, or such other date or place that the Company and the Purchasers shall agree in writing (the date of the Closing under this Agreement is hereinafter referred to as the “Closing Date”).

1.3 Delivery and Payment.

(a) Within five business days after the Closing, the Company shall deliver or cause to be delivered to each Purchaser a stock certificate or certificates evidencing, in the aggregate, the number of such Purchaser’s Initial Shares with the legend required by Section 6.2 hereof, such stock certificate(s) to be in the denomination(s) and issued in the name(s) specified to the Company by such Purchaser. Notwithstanding the actual delivery date of the certificate(s), the name(s) specified to the Company by such Purchaser shall for all purposes be the registered beneficial owner(s) of such shares as of the Closing Date.

(b) At or prior to the Closing, each Purchaser shall deliver or cause to be delivered to the Company such Purchaser’s Purchase Price, by wire transfer of immediately available funds to the account designated by the Company.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each Purchaser as follows:

2.1 Issuance and Delivery of Shares. The Initial Shares have been duly authorized and, when issued by the Company in the Sale in compliance with the provisions of this Agreement, (a) shall be free and clear of any and all liens, security interests, options, claims, encumbrances or restrictions (collectively, “Liens”), except for such restrictions on transfer or ownership as set forth in this Agreement or otherwise imposed by applicable federal or state securities laws or by such Purchaser, (b) shall have been duly authorized and validly issued, (c) shall be fully paid and nonassessable and (d) shall have been issued in compliance with all applicable federal and state securities laws. The Purchase Right Shares have been duly authorized, subject to receipt of the Stockholder Approval (as defined below), and, when issued by the Company pursuant to the Purchase Right in compliance with the provisions of this Agreement, (a) shall be free and clear of any and all Liens, except for such restrictions on transfer or ownership as set forth in this Agreement or otherwise imposed by applicable federal or state securities laws or by such Purchaser, (b) shall have been duly authorized and validly issued, (c) shall be fully paid and nonassessable and (d) shall have been issued in compliance with all applicable federal and state securities laws. The issuance and delivery of the Shares are not subject to any preemptive or similar rights, except as described in this Agreement and in Section 5.14(b) of the Credit Agreement, dated as of March 13, 2009, as it may be amended, amended and restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), among the Company, certain subsidiaries of the Company as facility guarantors, Wilmington Trust FSB, in its capacity as administrative agent and in its capacity as collateral agent thereunder, Lion Capital (Americas) Inc., as a lender, and Lion/Hollywood L.L.C. (“Lion”), as a lender, and the other lenders from time to time party thereto.

2.2 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Transactions (as defined below), subject, in the case of the Charney Anti-Dilution Provision and the issuance of the Purchase Right Shares, to receipt of the Stockholder Approval. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by, and this Agreement and the Transactions have been validly approved by, the requisite vote of the Company’s Board of Directors and Audit Committee, subject, in the case of the Charney Anti-Dilution Provision and the issuance of the Purchase Right Shares, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by each Purchaser and, in the case of the Charney Anti-Dilution Provision and the issuance of the Purchase Right Shares, receipt of the Stockholder Approval, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity. As used herein, (a) “Stockholder Approval” means the requisite approval by the holders of the Common Stock under the NYSE Amex Company Guide, the Delaware General Corporation Law and the Company’s organizational documents, as applicable, of (i) the grant of the Charney Anti-Dilution Provision and the issuance of the shares of Common Stock thereunder, (ii) an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock in a number sufficient to include the Shares initially issuable pursuant to the Purchase Rights and the shares issuable under the Charney Anti-Dilution Provision, and (iii) the issuance of the Purchase Right Shares and the issuance of shares under the similar purchase right to be granted to Charney under the Charney Purchase Agreement (as defined below); and (b) “Transactions” means the Sale, the entering into and granting of the Purchase Rights, the issuance of the Shares, including any Additional Shares (as defined below), and the granting of the Charney Anti-Dilution Provision and the issuance of shares of Common Stock to Charney thereunder.

2.3 Consents and Approvals. Assuming the accuracy of the representations and warranties of each Purchaser set forth in Section 3 hereof, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or any federal, state, local or other governmental or regulatory authority, agency or body, court or arbitrator (each, a “Governmental Authority”) or third party is necessary or required by or with respect to the Company for the execution by the Company of this Agreement, the performance by the Company of its obligations under this Agreement or the consummation by the Company of the Transactions, other than the Stockholder Approval.

2.4 No Conflict. None of the execution, delivery or performance by the Company of this Agreement nor the consummation by the Company of the Transactions, subject to receipt of the Stockholder Approval, will conflict with, violate, constitute a breach of or a default under or pursuant to (i) the Company’s or its subsidiaries’ organizational documents, (ii) any bond, debenture, note, loan or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument (collectively, “Applicable Contracts”) to which the Company or any of its subsidiaries is a party or by which it is bound, or (iii) any federal, state or local law, or any judgment, decree, rule, regulation, order, writ, determination, award or injunction (collectively, “Applicable Law”) binding upon the Company or its subsidiaries, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, assets or liabilities of the Company and its subsidiaries, taken as a whole, or enjoin, prevent or materially delay the consummation of the Transactions by the Company (collectively, a “Material Adverse Effect”).

2.5 No Proceedings. There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries by Governmental Authorities or any third party that would be reasonably likely, individually or in the aggregate, to enjoin, prevent or materially delay the consummation by the Company of the Transactions.

2.6 No Solicitation; No Integration. Neither the Company nor any of its subsidiaries, nor any person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares, (ii) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act or (iii) other than the transactions contemplated by the Purchase Agreement, dated as of March 24, 2011 (the “March 24 Purchase Agreement”), between the Company and Charney, and the Charney Purchase Agreement (together, the “Other Purchase Agreements”), has issued any securities which may be integrated with the sale of the Shares to the Purchaser for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company or any of its subsidiaries or affiliates take any action or steps that would require registration of any of the Shares under the Securities Act or cause the offering of the Shares to be integrated with other offerings (other than the other Transactions). Assuming the accuracy of the representations and warranties of the Purchaser in Section 3 of this Agreement, the offer and sale of the Shares by the Company to the Purchaser pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

2.7 Capitalization and Additional Issuances. The authorized and outstanding capital stock of the Company on a fully diluted basis (as defined below) as of the date of this Agreement and as of the Closing Date are set forth in the schedule delivered by the Company to the Purchasers on the date hereof (the “Schedule”). Except as set forth in the Schedule and except as described in the Company’s SEC filings (collectively, the “Reports”), there are no options, warrants, or rights to subscribe to, or securities, rights, understandings or obligations convertible into or exchangeable for, or giving any right to subscribe for, any shares of capital stock or other equity interest of the Company. Except as set forth in Section 5.14(b) of the Credit Agreement, there are no outstanding agreements for preemptive or similar rights affecting the Common Stock. As used in this Agreement, “fully diluted” as of an applicable date shall be calculated giving effect to the exercise, exchange and conversion of all securities exercisable, exchangeable or convertible for Common Stock, including without limitation all then outstanding warrants, options, restricted stock and rights to purchase shares (in each case whether or not vested or exercisable), but not giving effect to the issuance of shares reserved under stock, incentive or other employee benefit plans or employment agreements to the extent not yet issued, and, except for calculations to be made as of the date of this Agreement, also giving effect to the issuance of the Initial Shares, full exercise of the Purchase Right (including any Additional Shares) and issuance of the maximum number of shares issuable under the Charney Anti-Dilution Provision.

2.8 No Market Manipulation. The Company has not, and to its knowledge no one acting on its behalf has, taken, and the Company will not, and will not cause any person acting on its behalf to, take directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares.

2.9 Information Concerning Company. The Form 10-K (as defined below) when filed, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading with respect to the period covered by the report.

2.10 Reporting Company/Not a Shell Company. The Company is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Common Stock is registered pursuant to Section 12(b) of the Exchange Act. Pursuant to the provisions of the Exchange Act, the Company has filed all reports and other materials required to be filed thereunder with the SEC during the preceding twelve months, other than the amendment to the Company’s Form 10-K for the year ended December 31, 2009 referred to in Amendment No. 4 thereto filed with the SEC on February 7, 2011. As of the Closing Date, the Company is not an issuer defined in Rule 144(i) under the Securities Act.

2.11 Listing. The Company’s Common Stock is quoted on the NYSE Amex under the symbol APP.

2.12 No Brokers. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Purchasers or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim.

2.13 No Other Representations. Except for the representations and warranties made by the Company that are contained in this Section 2, none of the Company, or any of its officers, directors, employees, stockholders, affiliates, agents, advisors or other representatives, or any other person or entity acting on behalf of the Company, makes any representations or warranties, express or implied, and the Company hereby expressly disclaims any other representations or warranties made with respect to the Company or its subsidiaries or affiliates, the Shares or the Transactions.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser represents and warrants to the Company as follows:

3.1 Authority. Such Purchaser has the requisite legal capacity and authority to execute and deliver this Agreement, to perform his obligations under this Agreement and to consummate the Transactions to which he is a party. This Agreement has been duly executed and delivered by such Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of such Purchaser and is enforceable by the Company against such Purchaser in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

3.2 Consents and Approvals. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Authority or third party is necessary or required by or with respect to such Purchaser for the execution by such Purchaser of this Agreement, the performance by such Purchaser of his obligations under this Agreement or the consummation by the Purchaser of the Transactions to which he is a party.

3.3 No Conflict. None of the execution, delivery or performance by such Purchaser of this Agreement nor the consummation by such Purchaser of the Transactions to which he is a party will conflict with, violate, constitute a breach of or a default under or pursuant to (i) any Applicable Contracts to which such Purchaser is a party or by which he is bound, or (ii) any Applicable Law binding upon such Purchaser.

3.4 No Proceedings. There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding pending or, to the Purchaser’s knowledge, threatened against such Purchaser by Governmental Authorities or any third party that would be reasonably likely, individually or in the aggregate, to enjoin, prevent or materially delay the consummation by such Purchaser of the Transactions to which he is a party.

3.5 Investment Representations.

(a) Such Purchaser (i) is an “accredited investor” as defined in Rule 501(a) under the Securities Act, (ii) (A) except for this Agreement, the confidentiality agreement, dated on or about March 29, 2011 between such Purchaser and the Company (the “Confidentiality Agreement” and, collectively for all of the Purchasers, the “Confidentiality

Agreements”) and the Other Purchase Agreements, has not entered into and is not aware of any agreements, arrangements or understandings with the Company, any of the Company’s officers, directors, employees, stockholders or affiliates or any third parties (written or oral) relating to the purchase, holding or disposition of any Shares or the Purchase Right, or any other third party investment (debt or equity) in the Company, and (B) has disclosed to the Company’s Audit Committee any relationships (including business relationships) between the Purchaser, on the one hand, and the Company or any of the Company’s executive officers and directors as identified in the Reports, on the other hand (if any), (iii) acknowledges that the issuance of the Shares has not been, and will not be, registered under the Securities Act or under any state securities laws, (iv) is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Shares to any person, (v) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements of the Securities Act (including the registration rights granted in this Agreement) and any other applicable securities laws or pursuant to an applicable exemption therefrom, (vi) has such knowledge and experience in financial and business matters and in investments of this type that he is capable of evaluating the merits and risks of his investment in the Shares and of making an informed investment decision and has so evaluated the merits and risks of such investment and without reliance upon the Company made his own analysis and decision to consummate the Transactions to which he is a party, (vii) is able to bear the economic risk of an investment in the Shares and is able to afford a complete loss of such investment, (viii) is knowledgeable with respect to the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects, has received and reviewed the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2011 (the “Form 10-K”) and a copy of the Company’s current 13-week cash flow forecast, has had a reasonable opportunity to ask questions of the Company and its representatives, including with respect to the disclosure in the Form 10-K and the Company’s results of operations, assets and liabilities, condition (financial and otherwise), management and prospects, and discussions with the Company’s lenders, and the Company or its representatives have answered to the satisfaction of such Purchaser all inquiries that such Purchaser has put to the Company. Such Purchaser acknowledges that such Purchaser was afforded the opportunity to conduct due diligence on the Company prior to execution of this Agreement and that such Purchaser found no evidence of any breach of Section 2.9 of this Agreement.

(b) Such Purchaser understands that nothing in this Agreement or any other materials presented to such Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as he, in his sole discretion, has deemed to be necessary or appropriate in connection with his purchase of the Shares, and he relies solely on such advisors and not on any statements or representations of the Company or any of the Company’s agents or representatives with respect to such legal, tax and investment consequences. Such Purchaser understands that he, and not the Company, shall be responsible for his own tax liability that may arise as a result of the Transactions to which he is a party.

3.6 No Market Manipulation. Such Purchaser has not, and to its knowledge no one acting on its behalf has, taken, and such Purchaser will not and will not cause any person acting on its behalf to, take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares.

SECTION 4. COVENANTS

4.1 Purchase Right. The Purchasers shall have the right to purchase from the Company at the lower of (x) the Per Share Price and (ii) the lowest New Issuance Purchase Price (as defined below) prior to any exercise of the Purchase Right the aggregate number of Purchase Right Shares set forth opposite such Purchaser’s name on Annex A hereto (the “Initial Purchase Right Shares”), subject to adjustment as set forth in Section 4.1(c), (d), (e) and (f) below, on the following terms and conditions (the “Purchase Right”):

(a) Each Purchaser may exercise its proportionate share, based on the number of Initial Shares purchased, of the Purchase Right, in whole or in part (but in a minimum increment of $1.0 million unless less than $1.0 million then remains to be exercised under such Purchaser’s proportionate share of the Purchase Right or such Purchaser’s proportionate share of the Purchase Right was initially less than $1.0 million), at any time prior to the applicable Expiration Date (as defined below), by written notice to the Company accompanied by payment by the Purchasers of an amount equal to the product of the Per Share Price and the number of Purchase Right Shares. In the event of an exercise of the Purchaser Right in accordance with and subject to the terms and conditions of this Section 4.1, certificates for the Purchase Right Shares so purchased shall be dated the date of such exercise and delivered to the Purchasers within a reasonable time, not exceeding five business days after such exercise, and such Purchaser shall be deemed for all purposes to be the holder of the Purchase Right Shares so purchased as of the date of such exercise.

(b) The Purchase Right shall expire automatically and in accordance with its terms, without any action on the part of any Purchaser or the Company, on the 180th following the Closing Date (the “Initial Expiration Date”); provided, that if Stockholder Approval is required for the issuance of the Purchase Right Shares and such Stockholder Approval is not obtained at least 30 days prior to the Initial Expiration Date, then the Initial Expiration Date shall be extended to the date that is 30 days after the date such Stockholder Approval is obtained (the “Extended Expiration Date”); provided further, that if a New Issuance (as defined below) occurs after the Initial Expiration Date (as it may be extended to the Extended Expiration Date) and prior to the first anniversary of the Closing Date (a “Post-Expiration New Issuance”), the Purchase Right shall again be exercisable, but only for that number of Additional Shares referred to in Section 4.1(c) below for which the Purchase Right was adjusted as a result of such Post-Exercise New Issuance and not for any other Purchase Right Shares, until and including the first anniversary of the Closing Date (the “Post-Expiration New Issuance Expiration Date” and, together with the Initial Expiration Date and the Extended Expiration Date, the applicable “Expiration Date”), on which Post-Expiration New Issuance Date the right to exercise the Purchase Right for the Additional Shares shall expire automatically and in accordance with its terms, without any action on the part of any Purchaser or the Company.

(c) Until the first anniversary of the Closing Date, in the event the Company issues additional shares of Common Stock (or securities exercisable, exchangeable or convertible for Common Stock) in exchange for cash (each, a “New Issuance”), the number of Purchase Right Shares that may be purchased upon exercise of the Purchase Right shall be increased by an aggregate number (the “Additional Shares”) sufficient to offset any reduction in the Purchasers’ percentage beneficial ownership of the Common Stock as a result of such New Issuance (calculated immediately prior to and after such New Issuance assuming, to the extent that the Purchase Right is still then exercisable, the full purchase under such Purchaser’s Purchase Right), but in each case not including any dilution such Purchaser may experience from:

(i) the Transactions (including the issuance of the Initial Shares, the issuance of the Purchase Right Shares (including any Additional Shares), the issuance of shares pursuant to the Charney Anti-Dilution Provision and any adjustment to the number of shares issuable pursuant to any Purchase Right or the Charney Anti-Dilution Provision);

(ii) any other investments made by any Purchaser or by Charney, including without limitation the Other Purchase Agreements;

(iii) any new warrants issued to Lion or its affiliates or assignees pursuant to the Credit Agreement or to any other bank or non-convertible debt lender pursuant to its credit agreement or any adjustments of any warrants held by SOF Investments, L.P.—Private IV or Lion or their respective affiliates or assignees (including without limitation as a result of any New Issuance or any of the transactions referred to in the immediately preceding clauses (i) and (ii) above); or

(iv) shares issued or the issuance or grants of, or units to purchase, Common Stock pursuant to the Company’s stock option plans, employee stock purchase plans or other benefit plans outstanding as they exist from time to time or employment agreements with employees of the Company or its subsidiaries.

(d) If the Company consummates a New Issuance that results in an adjustment of the Purchase Right by a number of Additional Shares pursuant to Section 4.1(c), the Company shall, as soon as practicable following the issuance of shares in such New Issuance, issue to each Purchaser that number of shares of Common Stock equal to (i) the number of shares that such Purchaser would have acquired at the Closing Date for his respective Purchase Price had such Purchaser paid the New Issuance Purchase Price instead of the Per Share Price, minus (b) the number of shares of Common Stock such Purchaser purchased at the Closing Date or otherwise received in respect of previous New Issuances; provided further that all calculations made hereunder shall be appropriately adjusted for stock splits, stock dividends and similar events and that if there is more than one such New Issuance the New Issuance Purchase Price used to make the calculations under this Section 4.1(d) shall be the lowest such New Issuance Purchase Price.

(e) If at any time the Company shall (i) subdivide or reclassify its outstanding shares of Common Stock into a larger number of shares of Common Stock, or (ii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then (i) the number of shares of Common Stock for which the Purchase Right is exercisable immediately after the occurrence of the effective date of such subdivision, combination or reclassification shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock for which the Purchase Right is exercisable immediately prior to such effective date would own or be entitled to receive after such date, and (ii) the Per Share Price with respect to the Purchase Right shall be adjusted to equal (A) the Per Share Price with respect to the Purchase Right in effect immediately prior to such effective date multiplied by the number of shares of Common Stock for which the Purchase Right is exercisable immediately prior to the adjustment divided by (B) the new number of shares of Common Stock for which the Purchase Right is exercisable immediately after such adjustment as determined in accordance with this Section 4.1(d).

(f) In the case of a merger, the covenants described in this Section 4 will remain in effect and apply on an equitable basis to the merged entity.

(g) The price at which Common Stock is issued or deemed issued in a New Issuance shall be the “New Issuance Purchase Price” for such transaction. For purposes of this Section 4.1, the determination as to the New Issuance Purchase Price for securities exercisable, exchangeable or convertible into Common Stock shall be calculated as follows: (i) in the case of a convertible security, the New Issuance Purchase Price shall be deemed to be the conversion price per share of Common Stock minus the portion of the annual interest paid on the convertible security that corresponds to a share of Common Stock or annual dividend, if any, paid on a share of Common Stock, as applicable; (ii) in the case of options or warrants, the New Issuance Purchase Price shall be the exercise price per share of Common Stock plus any amounts separately paid for the options or warrants; and (iii) in case securities are sold as units, for example, a convertible security or Common Stock with an exercisable security, the price paid for the unit shall be allocated on a pro rata basis to the shares of Common Stock or shares of Common Stock underlying the convertible securities included in the unit and the New Issuance Purchase Price shall be reduced by the Black-Scholes value of all exercisable securities included in the unit, using reasonable assumptions consistent with those used in the Company’s audited financial statements. In the event that the unit includes more than one share of Common Stock or shares of Common Stock underlying convertible securities, the aforementioned deduction for the Black-Scholes value of exercisable securities included in the unit shall be allocated pro rata among such shares in the same way that the price paid for the unit is allocated.

(h) The Purchasers shall not have the right to exercise the Purchase Right to the extent that either (i) the Company does not have sufficient authorized shares to issue the Purchase Right Shares upon such exercise and the Stockholder Approval referred to in clause (ii) of the definition thereof has not been obtained or (ii) to the extent that Stockholder Approval is required under clause (iii) of the definition thereof and such Stockholder Approval has not yet been obtained, the issuance of the Purchase Right Shares upon such exercise (when taken together with the Initial Shares and any similar shares or purchase rights issued or granted to Charney under the Charney Purchase Agreement) would exceed 19.9% of the Company’s outstanding shares of Common Stock on the Closing Date.

4.2 Registration Rights. Certain terms used in this Section 4.2 are defined in Section 4.2(h) below.

(a) Demand Registration.

(i) Subject to the terms and conditions of this Agreement, upon the written request of the Purchasers, which request may not be given until on or after the four-month anniversary of the Closing Date, the Company thereupon (x) will use its commercially reasonable efforts to, as expeditiously as reasonably practicable but no later than the 30th day after the Company’s receipt of such request (the “Initial Shares Filing Deadline” or, if the Registration Statement (as defined below) relates to the Purchase Right Shares, the “Purchase Right Shares Filing Deadline,” as the case may be, in each case as such filing date may be extended as described below), file a registration statement pursuant to this Section 4.2 covering the Registrable Securities which the Company has been so requested to register by the Purchasers for the method of distribution set forth in the last sentence of this Section 4.2(a)(i) (the “Demand Registration” and, such registration statement, the “Registration Statement”) and (y) will use its reasonable best efforts to cause the Registration Statement to become or be declared effective under the Securities Act; provided that in no event shall the Company be required to effect more than one Demand Registration pursuant to this Section 4.2(a)(i) (or, if the Purchase Right Shares are issued pursuant to the exercise of the Purchase Right, an aggregate of two Demand Registrations pursuant to this Section 4.2(a)(i)); provided further that the Company shall not file a registration statement for any other holder of securities (other than a Special Registration) (an “Other Registration Statement”) unless and until it files the Registration Statement or includes the Registrable Securities in such Other Registration Statement. The Company may include in the Registration Statement other securities for sale for its own account or for the account of any other person. If the Board of Directors of the Company (or an authorized committee thereof), in its good faith judgment, determines that (A) any registration of Registrable Securities should not be made or continued because it would materially interfere with any material financing, acquisition, corporate reorganization or merger or similar material transaction involving the Company or any of its subsidiaries, in each case, which is then under consideration by the Company or any of its subsidiaries, or (B) it would require the disclosure of material non-public information concerning the Company or its subsidiaries which at the time is not, in the good faith judgment of the Board of Directors of the Company (or an authorized committee thereof), in the best interests of the Company to disclose and is not, in the judgment of the Company’s counsel, otherwise required to be disclosed (a “Valid Business Reason”), the Company may postpone filing the Registration Statement for up to 60 days until such Valid Business Reason no longer exists. The Company shall give written notice to the Purchasers of its determination to postpone filing the Registration Statement and of the fact that the Valid Business Reason for such postponement no longer exists, in each case, promptly after the occurrence thereof. If the Company gives the Purchasers notice of its determination to postpone filing the Registration Statement, the Purchasers shall have the right, within 10 business days after receipt thereof, to withdraw their request for the Demand Registration, in which case such request shall not be counted for purposes of this Section 4.2(a)(i). The method of distribution will be in open market and privately negotiated transactions.

(ii) If the Purchasers intend to distribute any Registrable Securities by means of an underwritten offering, the Purchasers shall promptly so advise the Company, and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 4.2(c). The underwriter(s) in any such distribution shall be selected by a majority of the independent directors of the Company; provided, however, that such underwriter(s) shall be approved by the Purchasers holding a majority of the Registrable Securities to be distributed in such distribution, such approval not be unreasonably withheld or delayed.

(iii) If the Demand Registration relates to an underwritten offering, and the managing underwriter(s) advise the Company that in their reasonable opinion the dollar amount or number of shares of Registrable Securities requested to be included in the Registration Statement and the shares of Common Stock or other securities, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other securityholders of the Company who desire to sell exceeds the maximum dollar amount or maximum number of shares or securities which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per security offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such managing underwriter(s) can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per security offering price), which securities will be so included in the following order of priority: (i) first, the Registrable Securities of the Purchasers, pro rata on the basis of the aggregate number of Registrable Securities requested to be included by each such person, (ii) second, the securities the Company proposes to sell and (iii) third, any other securities of the Company that have been requested to be so included by other securityholders (provided that if the registration rights held by other securityholders require their securities to be included prior to including any securities that the Company proposes to sell, such securityholders’ securities shall be included prior to any securities that the Company proposes to sell).

(b) Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 4.2(a)(i), the request of which as been subsequently withdrawn by the Purchasers unless (1) the withdrawal is pursuant to receipt of the Company’s notice of its determination to postpone filing the Registration Statement for a Valid Business Reason pursuant to Section 4.2(a)(i) or (2) the Purchasers owning in excess of 50% of the Initial Shares agree to forfeit one of the Purchasers’ Demand Registrations pursuant to Section 4.2(a)(i).

(c) Obligations of the Company. In order to effect its obligations pursuant to Section 4.2(a)(i) with respect to a Demand Registration, the Company shall, within the time period specified in Section 4.2(a) or, if no time period is so specified, as expeditiously as reasonable practicable, in each case subject to Section 4.2(d) below:

(i) Prepare and file with the SEC the Registration Statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the registration of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its commercially reasonable efforts to cause such filed Registration Statement to become or be declared effective and remain effective for not less than 90 days or, if earlier, the date on which all Registrable Securities included in the Registration Statement shall have been sold or shall have otherwise ceased to be Registrable Securities.

(ii) Prepare and file with the SEC a prospectus or prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to the effective Registration Statement.

(iii) Prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus or prospectus supplement used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by the Registration Statement.

(iv) Furnish to the Purchasers (for distribution to the other Purchasers whose Registrable Securities are being sold pursuant to the Registration Statement) and, if the Demand Registration is an underwritten offering, any managing underwriter(s), upon written request of the Purchasers and such managing underwriter(s), as applicable, such number of copies of the Registration Statement and each such amendment and supplement thereto (in each case not including exhibits and not including any amendment or supplement relating solely to an offering of securities other than the Registrable Securities) and of a prospectus with respect to the Registrable Securities, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(v) Use its commercially reasonable efforts to register and qualify the Registrable Securities covered by the Registration Statement under such other securities or blue sky laws of such U.S. jurisdictions as shall be reasonably requested by the Purchasers or, if the Demand Registration is an underwritten offering, any managing underwriter(s), to keep such registration or qualification in effect for so long as the Registration Statement remains in effect (or, if earlier, the date on which all Registrable Securities included in the Registration Statement shall have been sold or shall have otherwise ceased to be Registrable Securities), and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(vi) Give written notice to the Purchaser when the Registration Statement or any pre-effective amendment thereto has been filed with the SEC (other than an amendment relating solely to an offering of securities other than the Registrable Securities) and when the Registration Statement has become effective;

(vii) Give written notice to the Purchaser, during the time period that a prospectus relating to the Registrable Securities is required to be delivered under the Securities Act:

(1) when any post-effective amendment to the Registration Statement has been filed and has become effective (other than a post-effective amendment relating solely to an offering of securities other than the Registrable Securities);

(2) of any request by the SEC for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information (other than any such amendment, supplement or request for information relating solely to an offering of securities other than the Registrable Securities);

(3) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

(4) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5) of the happening of any event that requires the Company to make changes in the Registration Statement or the prospectus related to the Registrable Securities in order that the Registration Statement and the prospectus will not include an untrue statement of a material fact or omit to state any material fact (in the case of the Registration Statement, required to be stated therein or) necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances existing at the time it is delivered to a purchaser) not misleading (which notice shall be accompanied by an instruction to the Purchasers and, if the Demand Registration is an underwritten offering, any managing underwriter(s) to suspend the use of the prospectus until the requisite changes have been made).

(viii) Use its commercially reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest practicable time.

(ix) Cooperate with the Purchasers to facilitate the timely delivery of Registrable Securities to be sold, which shall not bear any restrictive legends, and to enable such Registrable Securities to be issued in such denominations and registered in such names as the Purchasers may reasonably request at least ten days prior to the closing of any sale of Registrable Securities.

(x) Upon the occurrence of any event contemplated by Section 4.2(c)(vii)(5), prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Purchasers and, if the Demand Registration is an underwritten offering, any underwriter(s), the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. If the Company notifies the Purchasers in accordance with Section 4.2(c)(vii)(5), then the Purchasers shall comply with Section 4.2(d).

(xi) Use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Purchasers or any managing underwriter(s).

(xii) If the Demand Registration is an underwritten offering, enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities in any underwritten offering (including making members of management and executives of the Company reasonably available to participate in reasonable “road show,” similar sales events and other marketing activities), (A) make such representations and warranties to the Purchasers that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, (B) use its commercially reasonable efforts to furnish the managing underwriter(s) opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings of similar type, (C) use its commercially reasonable efforts to obtain “comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Registration Statement) who have certified the financial statements included in the Registration Statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters for an underwritten offering of similar type, (D) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings of a similar type, (E) deliver such documents and certificates as may be reasonably requested by the Purchasers holding a majority of the Registrable Securities being sold in the offering, the Purchasers’ Counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (A) above as of the closing date and to evidence compliance with any customary conditions to the closing contained in the underwriting agreement entered into by the Company, and (F) make available for inspection by a representative of the Purchasers, the managing underwriter(s), if any, the Purchasers’ Counsel and the counsel retained by the managing underwriter(s), pursuant to arrangements mutually agreed to between the Company, on the one hand, and the Purchasers holding a majority of the Registrable Securities being sold in the offering and any managing underwriter(s), on the other hand, corporate and other documents as are customarily reviewed in connection with a due diligence review by a selling stockholder or an underwriter, as the case may be, in an underwritten offering of similar type. With respect to any underwritten offering of shares of Common Stock or other securities of the Company, each Purchaser agrees that it will enter into a customary “lock-up” agreement with respect to sales of shares of Common Stock to the extent requested by the managing underwriter(s) in connection with such offering.

(xiii) Cause all such Registrable Securities to be listed on each securities exchange on which shares of Common Stock issued are then listed, if any; provided that the applicable listing requirements are satisfied.

(xiv) If requested by the Purchasers holding a majority of the Registrable Securities being sold in the offering or the managing underwriter(s), if any, as soon as reasonably practicable include in a prospectus supplement or amendment such information as the Purchasers or managing underwriter(s), if any, as reasonably required to be included therein in order to permit the intended method of distribution of the Registrable Securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

(xv) Timely provide to its securityholders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(d) Suspension of Sales. Upon receipt of written notice from the Company that the Registration Statement, prospectus, free-writing prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits to state a material fact (in the case of the Registration Statement or any amendment thereto, required to be stated therein or) necessary to make the statements therein (in the case of a prospectus, a free-writing prospectus or a prospectus supplement, in the light of the circumstances under which they were made) not misleading or that circumstances exist that make inadvisable use of the Registration Statement, prospectus, free-writing prospectus or prospectus supplement (including pursuant to Section 4.2(c)(vii)(5)), the Purchasers shall forthwith discontinue disposition of Registrable Securities until such Purchaser has received copies of a supplemented or amended prospectus, free-writing prospectus or prospectus supplement, or until the Purchasers are advised in writing by the Company that the use of the prospectus and, if applicable, free-writing prospectus or prospectus supplement may be resumed, and, if so directed by the Company, such

Purchaser shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Purchaser’s possession, of the prospectus and, if applicable, free-writing prospectus and prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.

(e) Termination of Registration Rights. Registration rights as to any securities shall not be available unless such securities are Registrable Securities.

(f) Furnishing Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 4.2(c) that the Purchasers and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as is reasonably requested and required to effect the registration of their Registrable Securities.

(g) Indemnification.

(i) The Company agrees to indemnify each Purchaser and each person, if any, that controls a Purchaser within the meaning of the Securities Act, and their respective officers, directors, general or limited partners, members, shareholders, employees, agents, representatives and affiliates, and each person who participates as an underwriter in an underwritten offering of Registrable Securities and each person that controls such underwriter (each, a “Purchaser Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses), joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Purchaser (or any amendment or supplement thereto), or any omission to state therein a material fact (in the case of the Registration Statement or any amendment thereto, required to be stated therein or) necessary to make the statements therein (in the case of a prospectus, prospectus supplement or free-writing prospectus, in the light of the circumstances under which they were made) not misleading; provided, that the Company shall not be liable to such Purchaser Indemnitee in any such case to the extent that any such loss, claim, damage, action, liability, cost and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages actions, liabilities, costs and expenses) results from an untrue statement or omission made in the Registration Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or in any free-writing prospectus, in reliance upon and in conformity with information furnished in writing to the Company by such Purchaser Indemnitee expressly for use in connection with the Registration

Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or any free-writing prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Purchaser Indemnitee.

(ii) Each Purchaser agrees to indemnify the Company and its subsidiaries, each person, if any, that controls the Company within the meaning of the Securities Act, and their respective officers, directors, general or limited partners, members, shareholders, employees, agents, representatives and affiliates, and each person who participates as an underwriter in an underwritten offering of Registrable Securities and each person that controls such underwriter (each, a “Company Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses), joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus prepared by the Company or authorized by it in writing for use by such Purchaser (or any amendment or supplement thereto), or any omission to state therein a material fact (in the case of the Registration Statement or any amendment thereto, required to be stated therein or) necessary to make the statements therein (in the case of a prospectus, prospectus supplement or free-writing prospectus, in the light of the circumstances under which they were made) not misleading, to the extent that the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such Company Indemnitee expressly for use in connection with the Registration Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or any free-writing prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Company Indemnitee.

(iii) Promptly after receipt by any person of any notice of any loss, claim, damage, action, liability, costs of expenses in respect of which indemnity may be sought pursuant to Section 4.2(g)(i) or Section 4.2(g)(ii), such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, damage, action, liability, costs of expenses; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the

Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

(iv) If for any reason the indemnification provided for in Section 4.2(g)(i) or Section 4.2(g)(ii) is unavailable to the Indemnified Party with respect to any losses, claims, damages, actions, liabilities, costs or expenses contemplated by Section 4.2(g)(i) and Section 4.2(g)(ii) or is insufficient to hold the Indemnified Party harmless as contemplated by Section 4.2(g)(i) or Section 4.2(g)(ii), as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by the indemnified party as result of such losses, claims, damages, action, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Indemnified Party, on the one hand, and of the Indemnifying Party, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Purchaser Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 4.2(g)(iv) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 4.2(g)(iv). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Purchaser’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such Purchaser from the sale of such Purchaser’s Registrable Securities pursuant to the Registration Statement.

(h) As used in this Section 4.2, the following terms shall have the following respective meanings:

(i) “Purchasers’ Counsel” means one counsel for the Purchasers chosen by the Purchasers.

(ii) “Registrable Securities” means the Shares (and any shares of capital stock or other equity interests issued or issuable to any Purchaser with respect to such Shares by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger, reorganization, reclassification or similar transaction), provided that, once issued, such Shares will not be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they are sold pursuant to Rule 144 or are saleable pursuant to Rule 144 without volume limitations, or (iii) they shall have ceased to be outstanding.

(iii) “Registration Expenses” mean all expenses incurred by the Company or its subsidiaries in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 4.2, including, without limitation, all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show”, rating agency fees, expenses of the Company’s independent accountants in connection with any regular or special reviews or audits or “comfort” letters incident to or required by any such registration, and any reasonable fees and disbursements of underwriters customarily paid by the issuers, including liability insurance if the Company so desires, but shall not include Selling Expenses.

(iv) “Rule 144” and “Rule 405” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(v) “Selling Expenses” mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Purchaser.

(vi) “Special Registration” means (i) the registration of equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor forms) or (ii) a registration filed for an exchange offer of securities.

4.3 Charney Purchase Agreement. Promptly after the Closing Date, the Company and Charney shall enter into a purchase agreement (the “Charney Purchase Agreement”) on terms substantially identical to the March 24 Purchase Agreement but (a) providing for the purchase by Charney of 777,778 shares of Common Stock at the Per Share Price share, for a total purchase price of $700,000, (b) granting Charney a purchase right to acquire an additional 1,555,556 shares of Common Stock at the Per Share Price, for a total purchase price of $1,400,000, on the same terms and conditions as are set forth in Section 4.1 hereof, including provisions with respect to Stockholder Approval and (c) including the rights, terms and conditions set forth on Annex B (the “Charney Anti-Dilution Provision”).

4.4 Press Releases. The Purchasers and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any public disclosure, including any press release or Current Report on Form 8-K with respect to the Sale or the Purchase Right.

4.5 Stockholder Approval. To the extent that the Company determines that the Stockholder Approval is required, the Company agrees to, as soon as practicable after the Closing Date, amend its preliminary proxy statement filed with the SEC on April 5, 2011 to (i) revise Proposal 3 therein to increase the number of authorized shares to be set forth in the amendment to the Company’s certificate of Incorporation by a number sufficient to include the Shares initially issuable pursuant to the Purchase Rights and the shares issuable under the Charney Anti-Dilution Provision (the “Charter Amendment Proposal”), (ii) include the Charney Anti-Dilution Provision as a separate proposal to be voted upon by the Company’s stockholders at the 2011 Annual Meeting of Stockholders, and (iii) to the extent that Stockholder Approval is required under clause (iii) of the definition thereof, add as an additional proposal to be voted upon by the Company’s stockholders at the 2011 Annual Meeting of Stockholders to approve the issuance of the Purchase Right Shares and the issuance of shares under the similar purchase right granted to Charney under the Charney Purchase Agreement (the “Purchase Right Shares Proposal”) .

4.6 Processing of Transfers of Shares. In the event of a sale of Shares made pursuant to a Registration Statement or valid sale pursuant to Rule 144, the Company shall use its best efforts to as promptly as practicable cause the issuance of unlegended certificates to the purchaser in such sale or otherwise process such sale.

SECTION 5. CONDITIONS TO CLOSING

5.1 Conditions to each Purchaser’s Obligations. The obligations of the Purchaser to consummate such Purchaser’s Sale shall be subject to the satisfaction, or waiver by such Purchaser, of each of the following conditions:

(a) Closing Deliveries. The Company shall have made, or caused to be made, delivery to such Purchaser of the items required to be delivered to the Purchaser pursuant to Section 1.3(a).

(b) No Injunctions or Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity and no Applicable Law shall be in effect enjoining, making illegal or otherwise prohibiting the consummation of such Sale.

(c) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (disregarding all qualifications or limitations as to materiality or a Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(d) Performance of Obligations of Company. The Company shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date.

(e) Charney Voting Agreement. The Purchasers shall have received a copy of the Voting Agreement, substantially in the form attached hereto as Annex D, executed by Charney.

5.2 Conditions to the Company’s Obligations. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction, or waiver by the Company, of each of the following conditions:

(a) Closing Deliveries. With respect to each Purchaser’s Sale, such Purchaser shall have made, or caused to be made, delivery to the Company of the items required to be delivered to the Company pursuant to Section 1.3(b).

(b) No Injunctions or Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity and no Applicable Law shall be in effect enjoining, making illegal or otherwise prohibiting the consummation of such Transactions.

(c) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the closing date of such Transactions as though made on and as of the closing date of such Transactions.

(d) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the closing date of such Transactions.

(e) Charney Voting Agreement. The Company shall have received from the Purchasers a copy of the Voting Agreement, substantially in the form attached hereto as Annex D, executed by the Purchasers.

SECTION 6. RESTRICTIONS ON TRANSFER OF SHARES

6.1 Restrictions on Transferability. The Shares may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom, and in each case in compliance with the terms of this Agreement and, subject to Section 4.2 hereof, the restrictions set forth in the text of the restrictive legend required to be included on the Shares pursuant to Section 6.2 hereof. The Company shall be entitled to give stop transfer orders to its transfer agent with respect to the Shares in order to enforce the foregoing restrictions.

6.2 Restrictive Legend. Each certificate representing the Shares shall initially contain a legend substantially to the following effect (in addition to any legends required under applicable securities laws), provided that such legend shall be removed pursuant to Section 4.2(c)(ix) above with respect to any Shares that have been sold pursuant to the effective Registration Statement.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE DIRECTLY OR INDIRECTLY OFFERED, SOLD, TRANSFERRED, ENCUMBERED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, INCLUDING RULE 144, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, TRANSFER, ENCUMBRANCE, ASSIGNMENT OR OTHER DISPOSITION TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

SECTION 7. TERMINATION

7.1 Termination by the Purchasers or the Company. This Agreement may be terminated prior to the Closing:

(a) in its entirety by the mutual written consent of the Purchasers purchasing a majority of the Initial Shares and the Company (and, with respect to any Purchaser, by the mutual written consent of such Purchaser and the Company);

(b) by the Company, with respect to the applicable Purchaser or in its entirety, at the Company’s option, (i) upon the failure of any Purchaser to perform or comply in all material respects with any of his covenants or agreements contained in this Agreement which are to be performed or complied with by such Purchaser on or prior to the Closing Date, (ii) if any representation or warranty of such Purchaser contained in this Agreement shall not have been true and correct in all material respects as of the time at which such was made, or (iii) if the Closing of such Purchaser’s Sale has not occurred within two business days after the date of this Agreement; or

(c) by any Purchaser as to itself (i) upon the failure of the Company to perform or comply in all material respects with any of its covenants or agreements contained in this Agreement which are to be performed or complied with by the Company on or prior to the Closing Date, (ii) if any representation or warranty of the Company contained in this Agreement shall not have been true and correct in all material respects (disregarding all qualifications or limitations as to materiality or a Material Adverse Effect) as of the time at which such was made, or (iii) if the Closing has not occurred within two business days after the date of this Agreement.

7.2 Purchaser Defaults. No Purchaser shall be responsible for the default of any of other Purchaser hereunder.

SECTION 8. MISCELLANEOUS

8.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements contained in this Agreement shall survive indefinitely.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given and served for all purposes (a) when personally delivered or given by machine-confirmed facsimile, (b) one business day after a writing is delivered to a national overnight courier service or (c) three business days after a writing is deposited in the United States mail, first class postage or other charges prepaid and registered, return receipt requested, in each case, addressed as set forth on the signature page hereto in the case of the Company, and as set forth on Annex C hereto, in the case of each Purchaser (or at such other address for a party as shall be specified by like notice).

8.3 Amendments and Waivers. No modifications or amendments to, or waivers of, any provision of this Agreement may be made, except pursuant to a document signed by the Company and Purchasers owning in excess of 50% of the Initial Shares.

8.4 Interpretation. When a reference is made in this Agreement to Sections, paragraphs, clauses or Annexes, such reference shall be to a Section, paragraph, clause or Annex to this Agreement unless otherwise indicated. The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against any party. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 21, 2011. The words “hereof,” “herein,” “herewith,” “hereby” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

8.5 Fee and Expenses. Each party to this Agreement shall pay all costs and expenses incurred by it in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, including fees of legal counsel; provided that the Company shall pay Michael Serruya $50,000, payable on the Closing Date, for fees and expenses of his counsel in connection with this Agreement, including for preparing any necessary Schedule 13D or 13G or Form 3 or 4, and in reviewing any Registration Statement filed pursuant to Section 4.2(a)(i).

8.6 Further Assurances. Each Purchaser shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such agreements, certificates, instruments and documents as the Company may reasonably request from time to time in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.7 No Third-Party Beneficiaries. No person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

8.8 Indemnification.

(a) In consideration of each Purchaser’s execution and delivery of this Agreement and acquiring the Shares hereunder and in addition to all of the Company’s other obligations under this Agreement, the Company agrees to indemnify each Purchaser and such Purchaser’s officers, directors, general or limited partners, members, shareholders, employees, agents, affiliates and representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) against any and all losses, claims, damages, actions, liabilities, costs and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses), joint or several, arising out of or based upon the following (the “Indemnified Liabilities”): (a) any breach by the Company of any representation or warranty made by the Company in this Agreement, or (b) any breach by the Company of any covenant, agreement or obligation of the Company contained in this Agreement. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 8.8 shall be the same as those set forth in Section 4.2(g)(iii) and (iv) of this Agreement.

(b) The sole and exclusive remedy for each of the Indemnitees with respect to any and all claims relating to (a) any breach by the Company of any representation or warranty made by the Company in this Agreement, or (b) any breach by the Company of any covenant, agreement or obligation of the Company contained in this Agreement (in each case, other than claims of, or causes of action arising from, fraud or criminal acts) shall be pursuant to the indemnification provision set forth in Section 8.8(a) and in furtherance of the foregoing, each of the Indemnitees hereby waives, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action it may have against the Company with respect thereto other than the right to seek indemnity pursuant to Section 8.8(a). Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be liable to any Indemnitee or otherwise responsible for any consequential, incidental or punitive damages.

8.9 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors of each of the parties hereto. Notwithstanding the foregoing, (a) the Company shall not assign or delegate any of its rights or obligations under this Agreement without the prior written consent of Purchasers owning in excess of 50% of the Initial Shares, and (b) no Purchaser shall assign or delegate any of its rights or obligations under this Agreement (including, without limitation, the Purchase Right or the registration rights) without the prior written consent of the Company, such consent not to be unreasonably withheld (and only in minimum increments of $1.0 million unless less than $1.0 million then remains to be exercised under such Purchaser’s proportionate share of the Purchase Right or such Purchaser’s proportionate share of the Purchase Right was initially less than $1.0 million), and any such permitted transferee so consented to by the Company shall thereafter be a “Purchaser” as to the rights or obligations to which it is assigned or delegated.

8.10 Entire Agreement. This Agreement (together with the Confidentiality Agreements) and all other documents required to be delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior documents, agreements and understandings, both written and verbal, among the parties with respect to the subject matter hereof and the transactions contemplated hereby.

8.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then, if possible, such illegal, invalid or unenforceable provision will be modified to such extent as is necessary to comply with such present or future laws and such modification shall not affect any other provision hereof; provided that if such provision may not be so modified, such illegality, invalidity or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

8.12 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT GOVERNED BY THE CORPORATE LAW OF THE STATE OF DELAWARE. ANY ACTION BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST ANOTHER PARTY TO THIS AGREEMENT CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE BROUGHT ONLY IN THE STATE COURTS OF NEW YORK OR IN THE FEDERAL COURTS LOCATED IN THE STATE AND COUNTY OF NEW YORK. THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVE ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER AND SHALL NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS. THE PARTIES EXECUTING THIS AGREEMENT AGREE TO SUBMIT TO THE IN PERSONAM JURISDICTION OF SUCH COURTS AND HEREBY IRREVOCABLY WAIVE TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR

NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

8.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

AMERICAN APPAREL, INC.

By:	/s/ John Luttrell
Name:	John Luttrell
Title:	Executive Vice President and
Chief Financial Officer

Address:
747 Warehouse Street Los Angeles, CA 90021 Facsimile: (213) 488-0334

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, CA 90071 Attention: Jeffrey H. Cohen and David C. Eisman Facsimile: (213) 621-5288 and (213) 621-5381

PURCHASERS:

Name:

Name:

Name:

Name:

Annex B

Charney Anti-Dilution Provision Terms

Certain capitalized terms used herein have the respective meanings set forth in the Purchase and Investment Agreement to which this Annex B is attached.

The Charney Anti-Dilution Provision will provide Charney with a right to receive from the Company, subject to the satisfaction of the VWAP Targets (as defined below) and other terms and conditions set forth below, the aggregate number of restricted shares of Common Stock (the “Charney Anti-Dilution Provision Shares”) set forth on Schedule I hereto.

The Charney Anti-Dilution Provision Shares shall be issuable, (i) in three equal installments with respect to the Initial Shares issued to the Purchasers (the “Initial Shares Installments”) and (ii) to the extent the Purchasers’ Purchase Right is exercised, in three equal installments with respect to a proportionate number of Purchase Right Shares issued to the Purchasers (the “Purchase Right Shares Installments”) (in each case, subject to forfeiture as described below), one such Initial Shares Installment and one such Purchase Right Shares Installment, if applicable, per measurement period set forth below (each, a “Measurement Period”), subject to meeting the applicable 60-consecutive trading day VWAP (as such terms are defined below) targets set forth below (each a “VWAP Target”) as follows:

(i)	First Installment: during the Measurement Period from April 16, 2012 to and including April 15, 2013, at such time as the VWAP of the Common Stock for a period of 60 consecutive trading days during such Measurement Period exceeds $3.25 per share;

(ii)	Second Installment: during the Measurement Period from but not including April 16, 2013 to and including April 15, 2014, at such time as the VWAP of the Common Stock for a period of 60 consecutive trading days during such Measurement Period exceeds $4.25 per share; and

(iii)	Third Installment: during the Measurement Period from but not including April 16, 2014 to and including April 15, 2015, at such time as the VWAP of the Common Stock for a period of 60 consecutive trading days during such Measurement Period exceeds $5.25 per share;

provided, that (i) if the VWAP Target for a particular Measurement Period is not met during such Measurement Period, then the installment of shares for which the option would have been exercisable during such Measurement Period if the VWAP Target had been met shall be automatically forfeited, (ii) there shall be no acceleration into an earlier Measurement Period of any installment of shares applicable to a subsequent Measurement Period even if the VWAP Target for a subsequent Measurement Period is met in an earlier Measurement Period, , and (iii) to the extent that the Purchase Right terminates without being fully exercised for the Initial Purchase Right Shares prior to the Initial Expiration Date (the percentage of Initial Purchase Right Shares not purchased, the “Expired Percentage”), the number of shares issuable in each Purchase Right Shares Installment shall be proportionately reduced by a percentage equal to the Expired Percentage.

As used herein:

(i)	“VWAP” means the average volume weighted Closing Prices of the Common Stock for the applicable period, after removal of the highest and lowest trading days.

(ii)	“Closing Price” means on any particular date (a) the last sale price per share of the Common Stock on such date on the NYSE Amex or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the closing bid price or last sale price, as applicable, on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the NYSE Amex or any registered national stock exchange, the closing bid price or last sale price, as applicable, for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the five trading days preceding such date of determination, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock (as determined by the Board of Directors of the Company or any authorized committee thereof acting in good faith, assuming a willing buyer and a willing seller, provided that no minority or illiquidity discount shall be taken into account and no consideration shall be given to any restrictions on transfer, or to the existence or absence of, or any limitations on, voting rights); provided, that all determinations of the Closing Price shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

(iii)	“trading day” means (a) a day on which the Common Stock is traded on the NYSE Amex, or (b) if the Common Stock is not traded on the NYSE Amex, a day on which the Common Stock is quoted in the over-the-counter market as reported by the OTC Bulletin Board or by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then trading day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

Schedule I to Annex B

Number of Charney Anti-Dilution Provision Shares

	Number of Charney Anti-Dilution Provision Shares
Installment	Initial Shares Installments	Purchase Right Shares Installments (1)	Total
First Installment	4,219,998	8,439,996	12,659,994
Second Installment	4,219,998	8,439,996	12,659,994
Third Installment	4,219,998	8,439,996	12,659,994

Total	12,659,994	25,319,988	37,979,982

(1)	Number of shares assumes that the Purchase Right is exercised in full for the Initial Purchase Right Shares. To the extent that the Purchase Right is not exercised in full for the Initial Purchase Right Shares prior to the Initial Expiration Date, the number of shares issuable in each Purchase Right Shares Installment shall be proportionately reduced by a percentage equal to the Expired Percentage.

Annex D

Form of Voting Agreement

VOTING AGREEMENT

VOTING AGREEMENT, dated as of April     , 2011 (this “Voting Agreement”), between Dov Charney, an individual (“Mr. Charney”), and the other persons signatory hereto (the “Purchasers”) that are parties to a Purchase and Investment Agreement, dated as of April     , 2011 (the “Purchase Agreement”), between American Apparel, Inc., a Delaware corporation (the “Company”), and the Purchasers. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms under the Purchase Agreement.

WHEREAS, to induce the Purchasers to enter into the Purchase Agreement, the Purchasers have required that Mr. Charney agree, with respect to the Company’s 2011 Annual Meeting of Stockholders (the “Meeting”), to vote or cause to be voted at the Meeting all of the shares of Common Stock that he at such time beneficially owns in favor of the Charter Amendment Proposal and, to the extent Stockholder Approval is required therefor, the Purchase Right Shares Proposal (together, the “Proposals”).

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING AGREEMENT

SECTION 1.1 Agreement to Vote for the Proposals. Subject to applicable law, Mr. Charney agrees, with respect to the Meeting to vote or cause to be voted at the Meeting all of the shares of Common Stock that he at such time beneficially owns in favor of the Charter Amendment Proposal and, to the extent Stockholder Approval is required therefor, the Purchase Right Shares Proposal. As of the date hereof, Mr. Charney beneficially owns 45,700,866 shares, which amount includes 777,778 shares of Common Stock that are initially issuable to Mr. Charney under the Purchase Agreement, dated April     , 2011, between American Apparel, Inc. and Mr. Charney.

SECTION 1.2 Restrictions on Transfer, Etc. Except as expressly provided for herein, Mr. Charney agrees, from the date hereof through the Meeting, not to directly or indirectly Transfer any shares of Common Stock owned by Mr. Charney as of the date hereof or otherwise restrict his ability freely to exercise all voting rights with respect thereto, unless the transferee agrees to be bound hereby pursuant to a joinder or separate voting agreement in form reasonably acceptable to the Purchasers. Notwithstanding the foregoing, Mr. Charney may make Transfers of shares of Common Stock to any person controlled by Mr. Charney, other than the Company, and for estate planning or similar purposes, so long as, in each case, Mr. Charney retains control over the voting and disposition of such shares of Common Stock and agrees in writing prior to such Transfer to continue to vote such shares of Common Stock in accordance with this Voting Agreement. “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the beneficial ownership thereof (including by operation of law), or the entry into any contract to effect any of the foregoing, including, for purposes of this Voting Agreement, the transfer or sharing of any voting power of such security in respect of the Proposals or the granting of any proxy with respect to such security in respect of the Proposals.

ARTICLE II

MISCELLANEOUS

SECTION 2.1 No Assignment. This Voting Agreement shall not be assignable by operation of law (other than in connection with a merger, consolidation or similar transaction) or otherwise (any attempted assignment in contravention hereof being null and void). The foregoing shall not restrict any Transfer of Common Stock permitted pursuant to Section 1.2 above.

SECTION 2.2 Amendment; Waiver. No amendment or waiver of any provision of this Voting Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party or, if such party is an individual, such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any party to this Voting Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party or, if such party is an individual, such waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 2.3 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS VOTING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT GOVERNED BY THE CORPORATE LAW OF THE STATE OF DELAWARE. ANY ACTION BROUGHT BY ANY PARTY TO THIS VOTING AGREEMENT AGAINST ANOTHER PARTY TO THIS VOTING AGREEMENT CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE BROUGHT ONLY IN THE STATE COURTS OF NEW YORK OR IN THE FEDERAL COURTS LOCATED IN THE STATE AND COUNTY OF NEW YORK. THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVE ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER AND SHALL NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS. THE PARTIES EXECUTING THIS AGREEMENT AGREE TO SUBMIT TO THE IN PERSONAM JURISDICTION OF SUCH COURTS AND HEREBY

IRREVOCABLY WAIVE TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 2.4 Specific Performance. The parties hereby acknowledge and agree that each party would not have an adequate remedy at law for money damages, and irreparable damage would occur, in the event that any of the provisions of this Voting Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that any party shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement by the other party and to enforce specifically the terms and provisions of this Voting Agreement against the other party, this being in addition to any other remedy to which either such party is entitled at law or in equity, and each party waives (a) the defense in any action for an injunction or other equitable relief that a remedy at law would be adequate and (b) agrees that any such action for injunctive relief or specific performance may be brought in (and hereby irrevocably submits to the jurisdiction of) any federal or state court in the State of Delaware.

SECTION 2.5 Severability. If any provision of this Voting Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

SECTION 2.6 No Third Party Beneficiaries. Nothing contained in this Voting Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit, right or remedies.

SECTION 2.7 Counterparts and Facsimile. For the convenience of the parties hereto, this Voting Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Voting Agreement may be delivered by facsimile or other electronic means and such electronic signature pages will be deemed as sufficient as if physical signature pages had been delivered.

[signature pages follow]

IN WITNESS WHEREOF, this Voting Agreement has been duly executed and delivered by the parties hereto as of the date first herein above written.

Dov Charney

[Signature Page to Voting Agreement]

PURCHASERS:

Name:

Name:

Name:

Name:

[Signature Page to Voting Agreement]